Exhibit 4.3

GREAT LAKES BANCORP, INC.
STOCK PURCHASE PLAN

SECTION 1. PURPOSE

                The purpose of the Great Lakes Bancorp, Inc. Stock Purchase Plan (the "Plan") is to better attract, retain and motivate employees and directors of Great Lakes Bancorp, Inc. (the "Corporation") and its subsidiary, the Greater Buffalo Savings Bank (the "Bank") by providing them with an opportunity to purchase Shares of Common Stock of the Corporation.

                Certain capitalized terms used in this Plan are defined in Section 2.

SECTION 2. DEFINITIONS

                a.         "Board" means the Board of Directors of the Corporation.

                b.         "Code" means the United States Internal Revenue Code of 1986, as amended.

                c.         "Committee" means a committee established by the Board, as provided in Section 7(a).

                d.         "Director" means a member of the Board.

                e.         "Employee" means an employee of the Corporation or the Bank.

                f.         "Fair Market Value," as of a particular date, means:

                            i.         if the Shares are then traded in the over-the-counter market on the latest date prior to the date for which such prices are available; or

                            ii.        if the Shares are then listed on an established national securities exchange, the average of the opening and closing prices on the exchange on the latest date prior to the date for which such prices are available; or

                            iii.       if the Shares are not then traded on the over-the-counter market or listed on an established national securities exchange, such value as the Board, acting in good faith and in its sole discretion, determines, taking into account such factors as the market value of shares of comparable banks and the trend of the bank's earnings. The Fair Market Value of Shares is to be determined without regard to any restriction, other than a restriction which, by its terms, will never lapse.

                g.         "Offering" means the grant of the right to purchase Shares under the Plan.

                h.         "Offering Period" means a period during which Participants may purchase Shares.

                i.         "Participant" means an eligible Employee or Director who elects to participate in the Plan by completing and filing a Purchase Agreement.

                j.         "Purchase Agreement" means an agreement, furnished by the Corporation, in which a Participant indicates his or her intention to purchase a specific number of Shares during an Offering Period.

                k.         "Service" means service as an Employee or Director.

                l.         "Share" means one share of Common Stock of the Corporation.

SECTION 3. ELIGIBILITY AND PARTICIPATION

                a.         Eligibility. All Employees and Directors who are serving on the Board or are employed by the Corporation or the Bank on the first day of each Offering Period are eligible to participate in the Plan.

                b.         Participation. During each Offering Period, eligible Employees and Directors may become Participants in the Plan by completing and filing with the Corporation a Purchase Agreement indicating their intention to purchase Shares during the Offering Period. No Employee or Director will be required to become a Participant in or purchase Shares under the Plan, and a Participant who purchases Shares during one Offering Period is not obligated to participate in or purchase Shares during any subsequent Offering Period.

SECTION 4. OFFERINGS AND PURCHASE OF SHARES

                a.         Offerings. The Board, in its sole discretion, will determine the time or times that an Offering will be made to Employees and Directors. It is anticipated that an Offering will be scheduled whenever the Corporation makes a stock offering to existing shareholders. However, the Board may determine, in its sole discretion and at any time, that an Offering will not be made, regardless of any stock offering made to or scheduled to be made to existing shareholders.

                b.         Offering Periods. For each Offering, the Board, in its discretion, will determine, schedule and announce to all Employees and Directors the beginning date and duration of each Offering Period and the maximum number of Shares each Participant will be entitled to purchase during the Offering Period.

                c.         Number of Shares. The maximum number of Shares available for purchase by a Participant during any Offering Period will be the same for all Participants.

                d.         Purchase of Shares.

                            i.         During each Offering Period, a Participant must complete and file a Purchase Agreement with the Corporation indicating the specific number of Shares the Participant wishes to purchase. The Purchase Agreement must be accompanied by payment in full in cash or cash equivalents.

                            ii.         The purchase price of all Shares will be the Fair Market Value of the Shares on the date of purchase.

                e.         Restrictions on Transfer. Shares offered for purchase under the Plan may be purchased only by eligible Employees and Directors. The right to purchase Shares in an Offering may not be sold, assigned, transferred, pledged or otherwise encumbered.

                f.         Delivery of Certificates. As soon as practicable after the date of purchase of any Shares, the Corporation will have certificates evidencing the Shares issued in the name of, and delivered to, the Participant.

SECTION 5. STOCK SUBJECT TO PLAN

                a.         Basic Limitation. The aggregate number of Shares that may be issued under the Plan for purchase by Participants may not exceed 200,000 Shares. Shares offered under the Plan may be authorized but unissued Shares or Treasury Shares.

                b.         Additional Shares. Any Shares that are offered to but not purchased by Participants during any Offering Period again will be available for purposes of the Plan.

SECTION 6. CONDITIONS TO OFFERINGS

                a.         Securities Law Requirements. No Offering may be made and no Shares may be purchased or delivered under the Plan unless the Offering, purchase or delivery of these Shares complies with (or is exempt from) all applicable requirements of law, including (without limitation) the United States Securities Act of 1933, as amended, the rules and regulations promulgated under it, state securities laws and regulations, and the regulations of any stock exchange or securities market on which the Corporation's securities then may be traded.

                b.         Inability to Obtain Authority. The inability of the Corporation to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Corporation's counsel to be necessary to the lawful delivery of any Shares under this Plan, will relieve the Bank and the Corporation of any liability in respect of the failure to sell, issue or deliver those Shares as to which the requisite authority has not been obtained.

SECTION 7. ADMINISTRATION

                a.         Committees and Delegation of Powers. The Plan may be administered by one or more Committees appointed by the Board. A Committee will have the authority and be responsible for those functions assigned to it by the Board. If no Committee is appointed, the entire Board will administer the Plan. Any reference to the Board in the Plan will be construed as a reference to the Committee, if any, to which the Board assigns a particular function in connection with the Plan.

                b.         Powers of the Board. Subject to the provisions of the Plan, the Board has the power to:

                            i.         Determine the time at which each Offering will be made, the duration of each Offering Period, and the maximum number of Shares subject to each Offering;

                            ii.         Prescribe, amend, or rescind any rules and regulations necessary or appropriate for the administration of the Plan;

                            iii.        Correct any defect, supply any deficiency, and reconcile any inconsistency in the Plan or in any related agreement; and

                            iv.        Make other determinations and take such other action in connection with the administration of the Plan as it deems necessary or advisable.

                c.         Delegation of Duties. The Board may direct appropriate officers of the Bank or the Corporation to implement its rules, regulations and determinations and to execute and deliver on behalf of the Bank and the Corporation such documents, forms, agreements and other instruments as are deemed by the Board to be necessary for the administration and implementation of the Plan.

                d.         Interpretation of Plan. The Board has the power in its sole discretion to interpret and construe the Plan and all related agreements. All decisions, interpretations and determinations of the Board with respect to the Plan will be final and binding on all Participants and all persons deriving their rights from Participants.

                e.         Indemnification. Each member of the Board or Committee is indemnified and held harmless by the Corporation against any cost or expense (including any sum paid in settlement of a claim with the approval of the Corporation) arising out of any act or omission to act in connection with the Plan to the extent permitted by applicable law. This indemnification is in addition to any rights of indemnification a Board or Committee member may have as a director or otherwise under the by-laws of the Corporation or the Bank, any agreement, any vote of shareholders or disinterested directors, or otherwise.

SECTION 8. GENERAL

                a.         No Retention Rights. Nothing in the Plan or in any Offering made under the Plan will confer on an Employee any right to continue in employment for any period of time or will interfere with or otherwise restrict in any way the rights of the Bank, the Corporation or the Employee, which rights are expressly reserved by each, to terminate an Employee's employment at any time and for any reason.

                b.         No Participation Rights. Nothing in the Plan or in any Offering made under the Plan will confer on an Employee or Director any right to receive additional Shares, to participate in or continue to participate in the Plan following termination of Service, or to be entitled to compensation or damages in lieu of participation or continued participation in the Plan.

                c.         Rights as a Stockholder. An Employee or Director will have no rights as a stockholder with respect to any Shares offered for purchase in an Offering until the date a stock certificate is issued to the Participant for the Shares.

                d.         No Representation or Warranty. The Corporation and the Bank make no representation or warranty as to the future market value of any Shares purchased under the Plan.

                e.         Plan Terms Control. In the event there is a discrepancy between the terms of the Plan and the terms of any agreement issued under the Plan, the terms of the Plan will control.

                f.         Effective Date. The effective date of the Plan is May 25, 2004.

SECTION 9. AMENDMENT AND TERMINATION

                a.         Right to Amend or Terminate the Plan. The Board may amend, suspend or terminate the Plan at any time and for any reason.

                b.         Effect of Amendment or Termination. No amendment, suspension, or termination of the Plan will, without the consent of the affected Participant, alter or impair any rights or obligations under any Offering previously made under the Plan, unless the amendment, suspension or termination is required by applicable law.

SECTION 10. APPLICABLE LAW

                The Plan and all Offerings made under it will be construed and interpreted in accordance with, and governed by, the laws of New York, other than its laws regarding choice of law.

SECTION 11. EXECUTION

                To record the adoption of the Plan by the Board, the Corporation has caused its authorized officer to execute it.

                                                                            GREAT LAKES BANCORP, INC.

                                                                            By /s/ Andrew W. Dorn, Jr.
                                                                                     Name:  Andrew W. Dorn, Jr.
                                                                                     Title:  President and Chief Executive Officer